Exhibit 10.31

[WATTS WATER TECHNOLOGIES, INC. LETTERHEAD]

January 9, 2009

Douglas T. White

5859 W. Del Lago Cr.

Glendale, AZ. 85308

Dear Doug:

As you know, Watts Water Technologies, Inc. (“Watts Water Technologies, Inc.” or the “Company”) is conducting a reduction in force.  In connection with this reduction in force, your position is being eliminated and we are offering a severance package commensurate with your service and seniority. In addition, to ensure an orderly transition and the completion of certain objectives, in connection with your termination, the Company is offering to provide you with a discretionary incentive bonus if: you satisfy the eligibility requirements and conditions to payment described in the “Description of Severance and Discretionary Incentive Bonus” attached to this letter agreement as Attachment A; if you sign and return this letter agreement to Alan Hurley, Director of Compensation and Benefits, Human Resources, Watts Water Technologies at 815 Chestnut Street North Andover, MA. 01845-6098 (or fax to # 978-689-6023) by, February 24, 2009 and it becomes binding between you and the Company; and you sign and return the Release of Claims at Attachment C no earlier than on March 31, 2009 but no later than on April 8, 2009 and it becomes binding between you and the Company.  By signing and returning this letter agreement and not revoking your acceptance of either this letter agreement or Attachment C, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and Attachment C, and you have been given more than forty-five (45) days to do so.  If you sign this letter agreement and Attachment C, you may change your mind and revoke your agreement during the seven (7) day period after you have signed either agreement.  If you do not so revoke, this letter agreement and Attachment C will become binding agreements between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by February 24, 2009 or if you timely revoke your acceptance in writing, or if you do not timely execute and return Attachment C no earlier than on March 31, 2009 but no later than on April 8, 2009 (or if you timely revoke your acceptance to Attachment C), you will not receive the severance or the discretionary incentive bonus benefits from the Company.  You will, however, receive payment on your Termination Date (as defined below) for any wages and unused vacation time accrued through the Termination Date. Also, regardless of signing this letter agreement, you may elect to continue receiving group sponsored health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs for

“COBRA” shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long-term disability insurance, will cease upon your Termination Date.

You currently have vested stock options for purchase of 10,956 shares under the Company’s 2004 Stock Incentive Plan. Pursuant to the Company’s 2004 Stock Incentive Plan, you will have six (6) months from your Termination Date to exercise the options that were issued under the 2004 Stock Incentive Plan and that are vested as of your Termination Date. All unvested stock options will be cancelled and all unvested shares of restricted stock will be forfeited to the Company on the Termination Date.

Pursuant to the terms of the Management Stock Purchase Plan, your non-vested restricted stock units (RSUs) will be cancelled on the Termination Date and you will receive a cash payment equal to the number of such non-vested RSUs multiplied by the lesser of (a) 67% of the fair market value of the Company’s Class A Common Stock on the date the RSUs were purchased plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate (as published in the Wall Street Journal) in effect on the purchase date and each anniversary thereof, or (b) the fair market value of the Class A Common Stock on the Termination Date. Your vested RSUs will be converted to shares of the Company’s Class A Common Stock and issued to you. As a result of the American Jobs Creation Act of 2004, because you are an officer of the Company, the distribution of this cash payment for any unvested RSUs and the issuance of the shares underlying your vested RSUs cannot be made until at least six months after the Termination Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and Attachment C and do not revoke your acceptance to either agreement within the seven (7) day period:

1.             Termination Date — Your effective date of termination from the Company will be March 31, 2009 (the “Termination Date”).

2.             Description of Severance and Discretionary Incentive Bonus — The severance and discretionary incentive benefit paid to you if you timely sign and return this letter agreement and do not revoke your acceptance and satisfy the other eligibility requirements and conditions to payment are described in the “Description of Severance and Discretionary Incentive Bonus” attached as Attachment A.  In connection with the Severance and Discretionary Incentive Bonus provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance and Discretionary Incentive Bonus under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance and Discretionary Incentive Bonus set forth in Attachment A.

3.             Release — In consideration of the payment of the Severance Pay and your eligibility for the Discretionary Incentive Bonus, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its respective officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), and all employee benefit plans and plan fiduciaries (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et. seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, all as amended; the Arizona Civil Rights Act, Ariz. Rev. Stat. § 41-1401 et seq., Rev. Stat. § 23-340 et seq. (Arizona equal pay law), Ariz. Rev. Stat. § 23-1501 (Arizona whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement; (a) prevents you from filing, cooperating with or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); or (b) waives any rights you have to receive your accrued benefits under the Company’s Pension Plan in accordance with its respective terms.

4.             Non-Disclosure and Confidential Information — You agree that you will keep confidential all non-public information concerning the Company or any of the Released Parties that you acquired during the course of your employment with the Company and all developments and inventions.  You further agree to comply with any obligations regarding confidential information, non-solicitation, non-competition and inventions set forth in any agreements previously entered into by you with the Company or its predecessors. Such provisions and obligations shall remain in effect notwithstanding this letter agreement and the ending of your employment.  You acknowledge that during the course of your employment with the Company you have acquired knowledge of, and/or had access to, trade secrets, confidential and proprietary information of the Company and of third parties which is subject to confidentiality and other agreements by and between the Company and those third parties (“Confidential Information”).  Such Confidential Information, includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at the Company and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans; marketing information, plans and strategies; existing and anticipated agreements with customers, vendors, and other third parties; product design and related information; information regarding Company employees, their projects, and their salaries, benefits and other personnel information.  You agree that you will not use or disclose to others any Confidential Information.

5.             Return of Company Property — You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company proprietary and confidential information and any other Company -owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.             Business Expenses and Compensation — You acknowledge that all valid expense reports that are properly submitted within thirty (30) days of the Termination Date will be paid on the regular expense reimbursement cycle subject to the terms and conditions of Company’s business expense reimbursement policy.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation, remuneration, or reimbursement is owed to you, except as provided herein.

7.             Cooperation - You agree to make yourself available upon reasonable notice from the Company or its attorneys to provide testimony as a witness through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the investigation, defense or prosecution of any mediation, arbitration, administrative hearing, or lawsuit to which the Company is a party, currently pending or filed after the Termination Date.  If the Company so requests your cooperation in connection with any legal matter then the Company agrees to pay for any reasonable out-of-pocket expenses, such as economy class airfare or lodging, that you incur in connection with assisting the Company, provided you notify the Company in advance of what your reasonable expenses are expected to be and receive prior written approval from the Company for such expenses.

8.             Non-Disparagement — To the extent permitted by law, you understand and agree that as a condition for payment to you of the severance benefits, you shall not make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet regarding the Company or the Released Parties, or about the Company’s or the Released Parties business affairs, practices, products, services, and financial condition. The Company agrees to direct those persons with knowledge of the terms of this Agreement not to make false, disparaging or derogatory statements to any third person or entity about you. In the event that the Company receives any inquiry pertaining to your  employment with the Company or its predecessors, it shall limit its response to confirming the fact of and inclusive dates of your employment, last employment and the positions you held.

9.             Non-Solicitation of Employees - You agree that for a period of twelve (12) months following the termination of your employment with the Company you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) the employment or termination of any employee or consultant of the Company or any of the Company’s parents, subsidiaries, or affiliates.  This provision shall not apply to employees of the Company or of the Company’s parents, subsidiaries, or affiliates that have been terminated for a period of six months or longer.

10.       Amendment — This letter agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11.       Waiver of Rights — No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.       Enforcement and Consequences of Breach - You agree that if you assert any claim against the Company or any of the other Released Parties in violation of the foregoing Release, or otherwise breach any provision of this Release Agreement, then the Company shall be entitled to recover from me damages flowing from such breach, you will not be entitled to any of the severance benefits, and you will be liable for the costs and attorneys’ fees that the Company and other Released Parties incur in any action arising as a result of your breach, to the maximum extent permitted by law.  However, nothing in this letter Agreement will interfere with your right to challenge the enforceability of this letter agreement’s release of claims under the ADEA, and you shall not be required to tender back payments made to you nor will you be liable for the costs and attorneys’ fees that the Company and other Released Parties incur in connection with a challenge by you of the foregoing release of claims under the ADEA.

13.       Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

14.       Confidentiality — To the extent permitted by law, you understand and agree that the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you, your agents and your representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an authorized agent of the Company.

15.       Nature of Agreement — You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

16.       Tax Provision — In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

17.       Eligibility for Severance Program — You understand and agree that attached to this letter agreement as Attachment B is a description of (i) any class, unit or group of individuals covered by the severance benefit program which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.

18.       Acknowledgments — You acknowledge that you have been given at least forty-five (45) days to consider this letter agreement, including Attachments A,B and C, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign it, and that this letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement and Attachment C, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”).  You understand and agree that such waiver and release of claims under the ADEA does not apply to any rights or claims that may arise under the ADEA after the date of execution of this letter agreement and after the date of execution of Attachment C, and that nothing in this letter agreement or Attachment C prohibits you from challenging the validity of this letter agreement’s or Attachment C’s waiver and release of claims under the ADEA.  You also understand and agree that you have received consideration beyond that to which you were previously entitled.

19.       Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement, including Attachments A, B, and C, with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachments A, B, and C, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

20.       Applicable Law and Consent to Jurisdiction — This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

21.       Entire Agreement — This letter agreement, including Attachments A, B, and C, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company, except as provided in Paragraph 4 above, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

If you have any questions about the matters covered in this letter agreement, please call Alan Hurley at 978-689-6087.

Very truly yours,

Watts Water Technologies, Inc.

By:	/s/ Gregory J. Michaud
Name: Gregory J. Michaud
Title: Executive Vice President of Human Resources

I hereby agree to the terms and conditions set forth above and in Attachments A and B and intend on signing Attachment C in accordance with the terms set forth herein.  I have been given at least forty-five (45) days to consider this letter agreement (including Attachments A, B, and C) and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this letter agreement.  I acknowledge that I have not relied on any representation or statement other than those contained in this letter agreement.  I intend that this letter agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Douglas T. White	2/16/09
Douglas T. White	Date

TO BE RETURNED TO ALAN HURLEY NO LATER THAN ON FEBRUARY 24, 2009.

ATTACHMENT A

DESCRIPTION OF SEVERANCE

AND DISCRETIONARY INCENTIVE BONUS

1.                                       The Company will pay you $196,000 less all applicable taxes and withholdings (the “Severance Pay”).  This total is the equivalent of 12 months of your base salary.  This Severance Pay will be paid in one lump sum in accordance with the Company’s normal payroll practices, after execution, timely return, and non-revocation of this letter agreement and Attachment C.

2.                                       Effective as of the Termination Date, if you elect to continue receiving group health coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., for the period of time equivalent to the number of months of severance you are being paid as referenced in paragraph 1 above, the Company shall pay the full share of the COBRA premium costs associated with the medical and dental coverage you have elected.  The remaining balance of any premium costs, and all premium costs after the period of time equivalent to the number of months of severance you are being paid as referenced in paragraph 1 above, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

3.                                       The Company will pay you $66,500, less all applicable taxes and withholdings (the “Discretionary Incentive Bonus”) if you satisfy the eligibility requirements set forth in subsections (a) below and the conditions to payment set forth in subsection (b) below.  This Discretionary Incentive Bonus will be paid in one lump sum in accordance with the Company’s normal payroll practices, but in no event earlier than the eighth (8th) day after execution, timely return, and non-revocation of this letter agreement and attachment C.

(a)                                  Discretionary Incentive Bonus Eligibility Requirements:  You will be eligible for the Discretionary Incentive Bonus above, provided that on your Termination Date the Company in its sole discretion determines that the following items are completed: (i)  implementation of a new fully integrated Watts Water Quality organization with a new general manager in place over the organization; (ii) appointment of a new general manager for Radiant; (iii) a determination of whether to proceed with a certain proposed acquisition, and if so, the attainment of key milestones in completing the acquisition (iv) a managed transition of your Water Quality Association relationships to a successor Company executive.

(b)                                 Conditions to Payment of Discretionary Incentive Bonus. You shall be entitled to receive the Discretionary Incentive Bonus only if: (i) you timely sign and do not revoke this letter agreement; (ii) you have not terminated your employment prior to your Termination Date and you have not been terminated for Cause; and (iii) you timely sign and do not revoke the Release of Claims at Attachment C.  For purposes of this Agreement, Cause shall mean: (a) an act by you constituting a felony or a misdemeanor involving moral turpitude; (b) fraud or dishonesty on your part that results in or is likely to result in economic damage to the Company; (c) gross negligence or misconduct in the performance of your duties; or (d) refusal to attempt in good faith to implement a reasonable directive of the Company or failure to perform your assigned duties.

ATTACHMENT B

OLDER WORKERS BENEFIT PROTECTION ACT

NOTICE TO EMPLOYEES

As a result of the Company’s decision to reduce its workforce, your employment with the Company will be terminated and you have been selected to receive an offer of severance benefits in exchange for signing a release and waiver of claims.  In connection with the severance benefit program, you are being provided with information as to: (i) any class, unit or group of individuals terminated and covered by such program, any eligibility factors for such termination and, therefore, eligibility for such program, and any time limits applicable to such program; and (ii) the job title and ages of all individuals terminated and, therefore, eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not terminated and, therefore, are not eligible or selected for the program.

The Company determined that all employees in the classes, units or departments in the chart below would be eligible for the severance program.  All persons who are being terminated in this reduction in force have been selected for the program and their job titles and ages have been indicated in the chart below.  The job titles and ages of individuals who were not selected for the program are also indicated in the chart.

Selected employees age forty or over shall have at least forty-five (45) days to consider the Company’s severance offer and may revoke their agreement to participate in the program within seven (7) days of their execution of an agreement.  Selected employees under age forty shall have at least seven (7) days to consider the Company’s severance offer and do not have a right of revocation.

Class/Unit/ Department	Job Title and Ages of Employees Selected	Job Title and Ages of Employees Not Selected
Sr. Management,	Group VP (64)	EVP Sales & Marketing (56)
Manufacturing Operations and Sales & Mktg		EVP Mfg. Operations (50)

President Asian Ops (52)
VP, General Manager (50)

ATTACHMENT C

RELEASE OF CLAIMS

In consideration of the payment of the Severance Pay and your eligibility for the Discretionary Incentive Bonus, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, and its respective, officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), and all employee benefit plans and plan fiduciaries (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et. seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, all as amended; the Arizona Civil Rights Act, Ariz. Rev. Stat. § 41-1401 et seq., Rev. Stat. § 23-340 et seq. (Arizona equal pay law), Ariz. Rev. Stat. § 23-1501 (Arizona whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

You acknowledge that you have been given in excess of forty-five (45) days to consider this Release of Claims, including the letter agreement and its attachments, and that the Company advised you to consult with an attorney of your own choosing prior to signing this Release of Claims.  You understand that you may revoke this Release of Claims for the period of seven (7) days after you sign it, and that it shall not be effective or enforceable until the expiration of the applicable seven (7) day revocation period.  You understand and agree that by entering into Release of Claims, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.

You further affirm that you have returned all Company property as provided in Paragraph 5 of the letter agreement, and understand your on-going obligations to the Company as described in Paragraph 4 of the letter agreement.

I hereby provide this Release of Claims as of the current date and acknowledge that the execution of this Attachment C is in further consideration of the compensation benefits set forth in Attachment A to the letter agreement, to which I acknowledge I would not be entitled if I did not sign this release of claims.  I intend that Release of Claims will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

Douglas T. White	Date

DO NOT SIGN BEFORE TERMINATION DATE - TO BE RETURNED TO ALAN HURLEY, DIRECTOR OF COMPENSATION AND BENEFITS, HUMAN RESOURCES NO EARLIER THAN ON MARCH 31, 2009 BUT NO LATER THAN ON APRIL 8, 2009.